As filed with the Securities and Exchange Commission on March 14, 2005

Registration No. 333-104387

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANDISK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0191793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, California 94089
(408) 542-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Van Orden, Esq.
Vice President, General Counsel and Secretary
SanDisk Corporation
140 Caspian Court
Sunnyvale, California 94089
(408) 542-0500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Timothy R. Curry, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Telephone: (650) 473-2600
Facsimile: (650) 473-2601

Approximate date of commencement of proposed sale to the public: The prospectus which constitutes a part of this Registration Statement No. 333-104387 was combined pursuant to Rule 429 under the Securities Act of 1933, as amended, with those prospectuses constituting a part of Registration Statement Nos. 333-85686, 333-92074, 333-100231 and 333-101838 (the “Related Registration Statements”). This post-effective amendment, along with the post-effective amendments to the Related Registration Statements being filed concurrently herewith, deregister $149,900,000 aggregate principal amount of 4 1/2% convertible subordinated notes due 2006 and an aggregate of 16,265,172 shares of common stock into which such notes were converted that remain unsold under the above registration statements as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

TERMINATION OF OFFERING UNDER REGISTRATION STATEMENT

SanDisk Corporation, a Delaware corporation (the “Registrant”), registered the public offer and sale from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”), of $3,000,000 aggregate principal amount of 4 1/2% convertible subordinated notes due 2006 (the “Notes”), and 162,760 shares of the Registrant’s common stock issuable upon conversion of the Notes (the “Common Stock”) pursuant to Registration Statement No. 333-104387 originally filed with the Securities and Exchange Commission on April 8, 2003 (as amended, the “Registration Statement”), subsequently increased to 325,520 shares of Common Stock in connection with a two-for-one stock split of the Registrant’s common stock effective as of February 18, 2004. The Registration Statement was declared effective on May 12, 2003. Upon effectiveness and pursuant to Rule 429 of the Act, the Registration Statement was deemed to be a post-effective amendment to Registration Statement Nos. 333-85686, 333-92074, 333-100231 and 333-101838 (the “Related Registration Statements”), and the prospectuses constituting a part of the Registration Statement and the Related Registration Statements were combined.

Pursuant to an undertaking made in Item 17 of the Registration Statement, the Registrant hereby terminates the Registration Statement and removes from registration all of the Notes and Common Stock registered under the Registration Statement that remain unsold as of the date hereof. This post-effective amendment, along with the post-effective registration statements being filed concurrently herewith with respect to the Related Registration Statements, deregister $149,900,000 aggregate principal amount of 4 1/2% convertible subordinated notes due 2006 and an aggregate of 16,265,172 shares of common stock into which such notes were converted that remain unsold under the Registration Statement and the Related Registration Statements as of the date hereof. To date, all of the Notes have been converted into Common Stock and the Registrant’s contractual obligation to maintain the effectiveness of the Registration Statement and the Related Registration Statements has expired.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 14th day of March, 2005.

SANDISK CORPORATION

By:	/s/ Eli Harari

Name:	Eli Harari
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title
/s/ Eli Harari Eli Harari	President, Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2005
/s/ Judy Bruner Judy Bruner	Chief Financial Officer and Executive Vice President, Administration (Principal Financial and Accounting Officer)	March 14, 2005
*
Irwin Federman	Chairman of the Board of Directors	March 14, 2005
*
James D. Meindl	Director	March 14, 2005
*
Alan F. Shugart	Director	March 14, 2005

*By:	/s/ Eli Harari

Eli Harari Attorney-in-Fact